Exhibit 99(b)


        Written Statement of the Vice President Law/Finance and Secretary
                          Pursuant to 18 U.S.C. ss.1350


     Solely for the purposes of complying with 18 U.S.C. ss.1350, I, the undersigned Vice President Law/Finance and Secretary of Ladish Co., Inc. (the "Company"), hereby certify, based on my knowledge, that the Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 2003 (the "Report") fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.




/s/ Wayne E. Larsen
--------------------------------------
Wayne E. Larsen
April 28, 2003